SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  0-24860

                              PIERCING PAGODA, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                3910 Adler Place
                                 P.O. Box 25007
                     Lehigh Valley, Pennsylvania 18002-5007
                                 (610) 691-0437
        (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.01 par value per share
                       (Title of each class of securities
                              covered by this Form)

                                    None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [X]                 Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]                 Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)     [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]                 Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of
               the certification or notice date: 63

      Pursuant to the requirements of the Securities Exchange Act of 1934, Piercing Pagoda, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          PIERCING PAGODA, INC.


Date: September 22,  2000                 By: /s/ John F. Eureyecko

                                          Name:   John F. Eureyecko
                                          Title:  President